------
FORM 4
------
                                                                                                  ----------------------------------
[ ] Check this box if                                                                                     OMB APPROVAL
no longer subject to                                                                              OMB Number       3235-0287
Section 16.                             UNITED STATES SECURITIES AND EXCHANGE COMMISSION            Expires:  December 31, 2001
Form 4 or Form 5                                   Washington, D.C. 20549                         Estimated average burden hours
obligations may continue.                                                                         per response . . . . . . . . . 0.5
See instruction 1(b).                   STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP              ----------------------------------


                                                     Filed pursuant to Section 16(a) of the
                                      Securities Exchange Act of 1934, Section 17(a) of the Public Utility
(Print or Type Response)              Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
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
1. Name and Address of                  2. Issuer Name and Ticker                            6. Relationship of Reporting Person(s)
   Reporting Person                        or Trading Symbol                                    to Issuer (Check all applicable)

Levich          Eugene                     Constellation 3D, Inc.      (CDDD)                  X   Director            10% Owner
------------------------------------------------------------------------------------------   -----                 ----
(Last)          (First)        (Middle) 3. I.R.S. Identification    4. Statement for Month/    X   Officer (give       Other(specify
                                           Number of Reporting         Year                  -----   title below)  ----    below)
           235W 76th Street, Apt. 8-D      Person, if an entity              07/2001          President and Chief Executive Officer
----------------------------------------   (voluntary)              ----------------------    --------------------------------------
                   (Street)                                         5. If Amendment, Date   7.  Individual or Joint/Group Filing
                                                                       of Original              (Check Applicable Line)
     New York       NY       10023                                     (Month/Year)            X  Form filed by One Reporting Person
                                                                                             -----
                                                                                                  Form filed by More than One
                                                                                                  Reporting Person
                                                                                             -----
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     (City)     (State)       (Zip)


                                                     Table I - Non-Derivative Securities Acquired, Disposed of or Beneficially Owned
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1.  Title of Security                   2.  Trans     3.  Trans-   4. Securities Acquired   5. Amount   6. Ownership  7. Nature of
    (Instr. 3)                              -action       action      (A) or Disposed of (D)   of          Form:         Indirect
                                            Date          Code        (Instr. 3, 4 and 5)      Securities  Direct (D)   Beneficial
                                                          (Instr.                              Beneficially  or          Ownership
                                            (Month/        8)                                  Owned at    Indirect (I) (Instr. 4)
                                            Day/                                               End of      (Instr. 4)
                                            Year)      -----------------------------------     Month
                                                                                               (Instr. 3
                                                                                                and 4)
                                                                                (A)
                                                                                or
                                                         Code    V      Amount  (D)   Price

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 Common Stock                              07/16/01        P             2100    A   $2.7647     3,600           D
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


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
4(b)(v).

                                                                     Page 1 of 2
                                                                 SEC 1474 (3-99)

FORM 4 (continued)               Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                     (e.g., puts, calls, warrants, options, convertible securities)
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
1. Title   2. Conver- 3. Trans-  4. Trans- 5. Number of  6. Date        7. Title     8. Price of 9. Number   10. Owner- 11. Nature
   of Deri-   sion or    action     action    Derivative    Exercisable    and          Deriva-     of           ship       of
   vative     Exercise   Date       Code      Securities    and            Amount       tive        Deriv-       Form       Indi-
   Security   Price                (Instr.    Acquired      Expiration     of           Security    ative        of Der-    rect
  (Instr.     of         (Month/    8)        (A) or        Date           Underlying  (Instr. 5)   Securi-      ivative    Benefi-
   3)         Deriva-     Day/                Disposed of  (Month/         Securities               ties         Security:  cial
              Tive        Year)               (D) (Instr.   Day/Year)     (Instr. 3                 Benefi-      Direct     Owner-
              Security                        3, 4 and 5)                  and 4)                   cially       (D) or     ship
                                                            -------------------------               Owned        Indirect   (Instr.
                                                                               Amount               at End       (I)        4)
                                                           Date   Expira-        or                 of           (Instr.
                                                          Exerci- tion         Number of            Month         4)
                                  Code  V      (A)  (D)   sable   Date    Title Shares             (Instr. 4)
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

Explanation of Responses:


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.







             By: /S/ Eugene Levich                         July 16, 2001
                 --------------------------------   ----------------------------
                 ** Signature of Reporting Person              Date

                      Eugene Levich


                                                                     Page 2 of 2
                                                                 SEC 1474 (3-99)